Exhibit 21

SUBSIDIARIES

Name	State of Incorporation
Home Savings Bank	Ohio
HSB Insurance, LLC	Ohio
HSB Capital, LLC	Ohio
HSB Insurance, Inc.	Delaware

EX.21-1